Exhibit 99.1

Jaguar Health Announces Plan to Explore Strategic Alternatives

Aligned with Targeted NDA Filing for Rare Disease Intestinal Failure Program

Reminder: Lisa Conte, Jaguar’s founder & CEO, to present on June 24, 2026 at the Life Sciences Virtual Investor Forum to provide updates on company’s crofelemer development program for rare intestinal failure diseases; click here to register

San Francisco, CA (June 22, 2026): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today announced that its Board of Directors has initiated a process to explore and review a range of strategic alternatives focused on maximizing stockholder value and aligned with our anticipated completion of the clinical work supporting our filing of a New Drug Application (NDA) by the Company for our crofelemer-based prescription drug candidate for rare intestinal failure diseases. Strategic alternatives under consideration may include, but are not limited to mergers, reverse mergers, acquisitions, partnerships, joint ventures, licensing arrangements or other strategic transactions, and may involve biotech or non-biotech companies.

“We remain sharply focused on and committed to our development program for crofelemer for treatment of rare intestinal failure diseases,” said Lisa Conte, Jaguar’s founder, president, and CEO, “and we believe the process of identifying a suitable strategic alternative for the Company will support our goal of maximizing the value of the opportunity we feel our intestinal failure development program represents – for all stakeholders, including patients, the healthcare community, and Jaguar shareholders.”

Patients with intestinal failure (IF) cannot absorb enough nutrients or fluids and therefore require lifelong nutritional support delivered intravenously, often up to seven days per week and 20 or more hours per day. While lifesaving, nutritional support is associated with serious complications. A third-party market research report estimates that the global value of the nutritional support market for microvillus inclusion disease (MVID), an ultrarare congenital disorder with a lethal natural history and no approved therapies, is approximately $1.1 billion in 2026, rising to approximately $1.5 billion in 2033.1

In an ongoing investigator-initiated proof-of-concept trial in pediatric patients with intestinal failure due to MVID and short bowel syndrome (SBS-IF), crofelemer demonstrated a reduction of parenteral support (nutritional support combined with supplemental intravenous fluids) of up to 37%. A late-breaking abstract providing updates about this trial will be presented at the European Society for Pediatric Gastroenterology, Hepatology & Nutrition (ESPGHAN) Annual Meeting in June 2026.

There can be no assurance that exploration of strategic alternatives by Jaguar will result in the Company entering or completing any transaction. Jaguar does not intend to make any further disclosures regarding the strategic review process unless and until a specific course of action is approved.

About the Jaguar Health Family of Companies

Jaguar Health, Inc. (“Jaguar”) develops novel proprietary prescription drugs sustainably derived from plants for people with complicated gastrointestinal (“GI”) disease states. Jaguar family companies Napo Pharmaceuticals, Inc. and Napo Therapeutics S.p.A. focus on the development and commercialization of novel crofelemer powder for oral solution for the treatment of rare and orphan gastrointestinal disorders with intestinal failure, including microvillus inclusion disease and short bowel syndrome. Magdalena Biosciences, a joint venture formed by Jaguar and Filament Health Corp. that emerged from Jaguar’s Entheogen Therapeutics Initiative (ETI), is focused on developing novel prescription medicines derived from plants for mental health indications.

For more information about:

Jaguar Health, visit https://jaguar.health

Napo Pharmaceuticals, visit napopharma.com

Napo Therapeutics, visit napotherapeutics.com

Magdalena Biosciences, visit magdalenabiosciences.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s plan to explore potential strategic alternatives, Jaguar’s expectation that the timing of this strategic exploration process will align with the anticipated completion of clinical work in support of the filing of a NDA by the Company for its crofelemer prescription drug candidate for rare intestinal failure diseases, Jaguar’s expectation that the process of identifying a suitable strategic alternative for the Company will support Jaguar’s goal of maximizing the value of its intestinal failure development program and benefit all stakeholders, including patients, the healthcare community, and Jaguar shareholders, and Jaguar’s expectation that Jaguar management will present on June 24, 2026 at the Life Sciences Virtual Investor Forum. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

1Global Microvillus Inclusion Disease Market—Industry Trends and Forecast to 2033, Data Bridge Market Research, May 2026

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